ZHONG YI (HONG KONG) C.P.A. COMPANY LIMITED
中逸（香港）會計師事務所有限公司

Consent of Independent Registered Public Accounting Firm

The Board of Directors
China Marine Food Group Limited

We hereby consent to the incorporation by reference to the use of our reports in respect of Nice Enterprise Trading H.K. Co., Limited dated September 20, 2007 for the fiscal year ended December 31, 2006 and 2005 on the consolidated financial statements of China Marine Food Group Limited dated March 20, 2008, included in the Annual Report (Form 10-K) for the fiscal year ended December 31, 2007.

Zhong Yi (Hong Kong) C.P.A. Company Limited

March 20, 2008
Hong Kong, China